Exhibit 10

PAYMENT SCHEDULE AGREEMENT

                THIS PAYMENT SCHEDULE AGREEMENT (this “Agreement”), dated as of 11th of January, 2005, is made by and between Artemis Finland Oy (the “Debtor”) and Proha Plc. (“Proha”).

                WHEREAS, the Debtor has obtained a bank loan of 2.5 million Euros (the “Loan”) with Sampo Bank (the “Bank”) in accordance with the loan agreement number 800506-4202927, date of issue February 27, 2004 (the “Loan Agreement”);

                WHEREAS, Proha has deposited 2.5 million Euros as a collateral of the Loan (the “Collateral Deposit”);

                WHEREAS, the Debtor and Proha have agreed on Proha’s right to remove the Collateral Deposit with 90 days’ prior notice;

                WHEREAS, Proha has given the 90-day notice and has thus become entitled to remove the Collateral Deposit at the earliest on January 10th 2005;

                WHEREAS, removal of the Collateral Deposit will give the Bank the right to call the Loan immediately due; and

WHEREAS, the Debtor has requested Proha to act in such manner which will delay Debtor’s time of repayment of the full loan amount;

                NOW, THEREFORE, the parties will agree (i) on the premature payment of the Loan to the Bank using the Collateral Deposit as the primary method of payment and (ii) on Proha becoming the creditor of the Loan and (iii) on the new payment schedule of the Loan.

1.             Repayment of the Bank Loan. The Debtor and Proha will inform the Bank, in such manner which the Bank requests, that the Loan will be prematurely repaid to the Bank on 11th of January 2005 and that 2.5 million Euros of the capital of the Loan will be paid of the Collateral Deposit. The part of the repayment that exceeds the sum of 2.5 million Euros (due interest) will be paid by the Debtor’s own assets.

2.             Assignment of Bank’s rights, obligations and collaterals to Proha. The Debtor accepts that the rights, obligations and collaterals of the Bank, under the Loan Agreement and attached collateral agreements, will be transferred to Proha beginning from the time of the repayment to the Bank (the “Transfer of Loan”). After the Transfer of Loan, all due interests will be paid to Proha. For the sake of clarity, the interest rate and interest periods of the Loan remain unchanged.

3.             Payment Schedule and Default Fees. The capital of the Loan will be paid back in three instalments as follows:

Instalment	Amount	Due Date
(1)	EUR 1,250,000	January 17, 2005
(2)	EUR 625,000	February 28, 2005
(3)	EUR 625,000	March 31, 2005

If loan capital falling due, interest or other payment arising from the terms of Loan Agreement or this Agreement is not paid by the due date, Proha shall be entitled to charge a penalty fee of one-hundred-thousand Euros (EUR 100,000) and a penalty interest of six per cent (6%) p.a. above the three-month Euribor rate, though never less than 18% p.a., from the due date to the payment date. The penalty interest shall be determined according to the Euribor rate quoted on the banking day following the due date and reviewed at three-month intervals.

The penalty fee will not be charged in the event Proha’s bank account is credited with the due payment within three (3) bank days from the due date, provided that the Debtor presents Proha by due date a telefax copy or similar copy of a document showing that the money transfer has been irrevocably ordered at the latest by the due date.

For the sake of clarity, the events of default as listed in the Loan Agreement, remain unchanged with the exception of clause (k), which becomes obsolete.

4.             Order of priority. Should this Agreement contradict the Loan Agreement, this Agreement shall have the priority over the Loan Agreement.

5.             Applicable Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Finland. Any disputes arising from this Agreement or the Loan Agreement shall be resolved at Espoo District Court, Finland.

IN WITNESS THEREOF, the parties have executed this Agreement as of 11th of January, 2005.

PROHA PLC.

/s/ Pekka Pere
Pekka Pere
CEO

ARTEMIS FINLAND OY

/s/ Timo Saros
Timo Saros
Managing Director

LETTER OF COMMITMENT

Artemis International Solutions Corporation, a Delaware Corporation, (“AISC”) hereby confirms that it is aware of, and fully approves the Payment Schedule Agreement made by and between its fully owned Finnish subsidiary, Artemis Finland Oy and Proha Plc., dated 11th of January, 2005.

AISC commits to pay all its debts to Proha at the latest of June 30, 2005. The total amount of debts is EUR 240,563.74, which includes interests calculated per 31.12.2004. Interests accrued thereafter will be added to the total amount.

If any of the debts is not paid by the due date, Proha shall be entitled to charge a penalty fee of one-hundred-thousand Euros (EUR 100,000) and a penalty interest of six per cent (6%) p.a. above the three-month Euribor rate, though never less than 18% p.a., from the due date to the payment date. The penalty interest shall be determined according to the Euribor rate quoted on the banking day following the due date and reviewed at three-month intervals.

In Paris, January 11th, 2005

ARTEMIS INTERNATIONAL
SOLUTIONS CORPORATION

/s/ Patrick Ternier
Patrick Ternier
CEO